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                                  EXHIBIT 10.1
                     UNUM LIFE INSURANCE COMPANY OF AMERICA
                         1996 DEFERRED COMPENSATION PLAN

I. OBJECTIVE

To provide a method whereby a select group of highly compensated employees may receive compensation in a manner most meaningful to them.

II. PROGRAM DESCRIPTION

Under a non qualified deferred compensation plan, the Employee and the Company may agree to allow the deferral of receipt of current compensation. Under current regulations, the amounts deferred are not subject to income tax until received. Total salary including amounts being deferred are, however, subject to applicable social Security taxes in the year of the deferral.

Amounts deferred become part of the general assets of the Company and are credited with interest monthly at a rate equal to the UNUM Life Insurance Company of America Fixed Income Portfolio Rate. The accounts kept for each participant are for record keeping purposes only and are not backed by any funds or guarantees. Should the company experience financial difficulties, a participant's status is that of an unsecured creditor.

III. EMPLOYEE ELIGIBILITY

-    All officers with a minimum annual base salary of $100,000*

- Sales employees whose annual salary (excluding bonus) or draw is equivalent each year to a minimum annual salary of $100,000*

*Base annual salary will be indexed annually to the Super Highly compensated employee definition used in the Internal Revenue Code.

IV. AGREEMENT

A written agreement between the Employee and the Company shall be executed at the time of the initial election to defer compensation. The agreement specifies in detail:

-    the amount and type of the deferral

-    the method of interest calculation

-    the time and manner of payment

For subsequent years in which the Employee qualifies for participation in the Plan, elections for deferrals may be made in writing by the Employee and agreed to by the Company.
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V. ADMINISTRATION

ELECTIONS:

In December of each year, eligible employees may elect to defer amounts from the next calendar year's salary. This deferral amount will be based on the base annual salary as of 1/1 of the year in which the compensation would otherwise be paid. Eligible field employees may elect to defer production compensation to be earned in the next calendar year and paid in that year or the following year.

On January 1 of the appropriate calendar year, the elections will be put into effect.
-Biweekly pay is adjusted to reflect amounts from salary or draw that are being deferred
-Results Sharing Plan and production bonus amounts are adjusted according to elections

Deferral elections are effective for one calendar year only. If no subsequent deferral is elected, the participant's biweekly pay will be adjusted after 12/31 of the deferral year to reflect full annual salary.

Deferral elections will be suspended for 12 months immediately following any hardship withdrawal the Employee receives from the Company's 401(k) plan (the Retirement Savings Plan). This restriction applies only to deferrals and not to payments from the non qualified deferred compensation plan that are scheduled to occur during those same 12 months.

SALARY RELATED BENEFITS:

TOTAL SALARY
- Flex Comp., Long Term Disability and Results Sharing Plan are based on total salary (i.e. includes deferred amounts).

REDUCED SALARY
- Pension benefits and 401(k) Plan contributions are based on reduced salary (i.e. total salary minus deferred amounts). The calculation of Final Average Earnings in the Pension Plan uses the highest consecutive five years of earnings out of the last ten. Pensionable earnings that are deferred during that five year period are not included in the calculation and thus may reduce the participant's pension benefit. Amounts of previously deferred compensation which the participant receives during this five year period will be included in final average earnings only to the extent that such payments do not exceed amounts deferred from compensation during this same period.

RECORDS:

Personnel Accounting maintains all records concerning the plan. They will furnish each participant with a summary of "account" activity annually.